Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF

SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK

OF ENERGY & EXPLORATION PARTNERS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

ENERGY & EXPLORATION PARTNERS, INC., a Delaware corporation, certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on April 5, 2013 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 750,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Mandatorily Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 269,231. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock except as otherwise provided herein; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein. The Company’s ability to issue any class or series of Junior Stock, Parity Stock or Senior Stock (or any security convertible into Junior Stock, Parity Stock or Senior Stock) shall be subject to Section 4(b)(i).

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law or executive order to close.

“Bylaws” shall mean the Bylaws of the Company as in effect on the Issue Date, as amended from time to time thereafter.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as modified by this Certificate of Designations and the Certificate of Designations of Series B Mandatorily Convertible Preferred Stock, as further amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 9(a)(i).

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock shall mean in respect of any Shares on any date herein specified:

(a) if there shall not then be a public market for the Common Stock, the current market value of such Common Stock (determined without giving effect to any discount for a minority interest or lack of liquidity of the Shares) as of the last day of the most recent fiscal month prior to such date specified, based on (i) the most recent actual cash transaction within the three (3) months prior to such date specified whereby the Company sells Common Stock (or equivalents) pursuant to an arm’s length transaction to one or more unaffiliated purchasers for cash, and if such a cash price is not available, then (ii) the equity value of the Company, as determined in good faith by the Board of Directors and, upon Holder’s request, confirmed in writing by an Independent Financial Expert, divided by the number of outstanding Shares of Common Stock, taking into account any warrants, options or other securities convertible into Common Stock; or

(b) if there shall then be a public market for the Shares, the daily market price on the Trading Day specified herein or the average of the daily market prices for the period of Trading Days specified herein, as applicable, or, at the time of an initial public offering of Shares, the initial public offering price. The daily market price for each such Trading Day shall be (v) the last sale price on such date on the principal exchange when such Shares are then listed or admitted to trading, (w) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange, (x) if the Shares are not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (y) if neither such entity at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (z) if there is no such firm, as furnished by any member of FINRA selected mutually by the Holders and the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Company” shall mean Energy & Exploration Partners, Inc., a Delaware corporation.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $130, subject to adjustment as set forth in Section 6(d).

“Covered Person” means officers, members, managers, directors, stockholders, partners, or other interest holders (or any family members of any of the foregoing) of the Company or any of its subsidiaries, in each case, to the extent that such Person owns three percent (3%) or more of the voting Shares of the Company or relevant subsidiary.

“Dividend Payment Date” shall mean the date that any dividend or distribution is paid with respect to the capital stock of the Company pursuant to the Certificate of Incorporation and the Bylaws.

“Dividend Record Date” shall mean, with respect to any dividend or distribution payable with respect to the capital stock of the Company, the record date set by the Board of Directors for determining stockholders of the Company entitled to receive the dividend or distribution or, if no such record date is set by the Board of Directors, the applicable Dividend Payment Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date,” when used with respect to any issuance or distribution, on the Common Stock or any other securities, shall mean the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc., or any successor corporation thereto.

“Fully Diluted Outstanding” shall mean, when used with reference to Shares, at any date when the number of Shares is to be determined, all Shares outstanding at such date and all Shares issuable upon the exercise, conversion or exchange of any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any Shares outstanding at such date.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a Share of Preferred Stock.

“Independent Financial Expert” shall mean an investment banking firm of national standing reasonably acceptable to the Company and the Holders. The Company shall retain, at its sole cost, all such Independent Financial Experts as may be necessary pursuant to the terms of this Certificate of Designation. Any determination as to the reasonableness of a request to retain an Independent Financial Expert shall be in the sole discretion of Holder.

“Issue Date” shall mean the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Liquidation Preference” shall mean, with respect to each Share of Preferred Stock, $130.

“Mandatory Conversion Date” shall mean, with respect to each Share of Preferred Stock held by any Holder, the date of the consummation of a Qualified Initial Public Offering.

“Note Purchase Agreement” shall mean the Note Purchase Agreement, dated as of April 8, 2013, by and among the Company as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders and the Holders named therein.

“Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“opening of business” shall mean 9:00 a.m. (New York City time).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean the Series B Mandatorily Convertible Preferred Stock and any other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Permitted Selling Stockholder” shall mean each Person who may elect to include Shares of Registrable Common Stock in a registration statement for a Qualified Initial Public Offering pursuant to the terms of the Registration Rights Agreement, to the extent of the number of Shares of Registrable Common Stock that such Person is entitled to include in any such registration statement pursuant to the Registration Rights Agreement.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Purchased Shares” shall have the meaning set forth in Section 6(d)(v).

“Qualified Initial Public Offering” shall mean a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to the Company and the Permitted Selling Stockholders of at least $100 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 50% of the Fully Diluted Outstanding capital stock of the Company being held by Persons who were not stockholders or warrantholders of the Company immediately prior to the public offering; provided, that for purposes of this clause (ii), any Shares of Registrable Common Stock sold in the public offering by Permitted Selling Stockholders shall be deemed to be held after the public offering by persons who were stockholders or warrantholders of the Company immediately prior to the public offering.

“Reference Property” shall have the meaning set forth in Section 6(h).

“Registrable Common Stock” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement dated as of April 8, 2013 among the Company and the other parties thereto, as the same shall be amended from time to time.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Series B Mandatorily Convertible Preferred Stock” shall mean the Series B Mandatorily Convertible Preferred Stock issued pursuant to the Certificate of Incorporation.

“Series B Warrants” shall mean the warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to 73,191 Shares of Series B Mandatorily Convertible Preferred Stock, and all warrants issued upon permitted transfer, division or combination of, or in substitution for, any thereof.

“Shares” shall mean shares of capital stock of the Company.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Significant Holder” shall mean any holder of Preferred Stock or Warrants exercisable for Preferred Stock that, individually or together with its Affiliates, holds Preferred Stock or Warrants exercisable for Preferred Stock aggregating at least 10% of the Fully Diluted Outstanding Shares.

“Significant Holder Majority” shall mean a majority of the Shares of Preferred Stock and any Warrants exercisable for Preferred Stock held by Significant Holders and their Affiliates. For purposes of the foregoing, a “majority” of such Shares of Preferred Stock and Warrants shall be determined on a basis assuming the exercise of all such Warrants.

“Specified Indemnitee” shall have the meaning set forth in Section 4(c)(v).

“Specified Party” shall have the meaning set forth in Section 4(c)(i).

“Sponsor” shall have the meaning set forth in Section 4(c)(i).

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Transaction” shall have the meaning set forth in Section 6(h).

“Transfer Restricted Securities” shall mean each Share of Preferred Stock (or the Shares of Common Stock into which such Share of Preferred Stock is converted) until (a) such Shares shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (b) the resale of the Shares of Common Stock into which such Share of Preferred Stock is converted under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 6(d)(ix).

“Warrants” shall mean (i) the warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to 196,040 Shares of Preferred Stock, any warrants to purchase Shares of Preferred Stock issued upon exchange of Series B Warrants pursuant to the terms of the Series B Warrants and all warrants issued upon permitted transfer, division or combination of, or in substitution for, any thereof and (ii) the Series B Warrants.

“Warrant Issue Date” shall mean the date of the first issuance of Warrants.

SECTION 3. Dividends.

(a) The Preferred Stock will fully participate, on an as-converted basis at: (i) the Conversion Price then in effect, in any cash dividends or other cash distributions paid to the holders of Common Stock; (ii) the applicable conversion rate then in effect, in any cash dividends or other cash distributions paid to the holders of any other Junior Stock that is convertible into Shares of Common Stock; and (iii) the dividend rate then in effect, in any cash dividends or other cash distributions paid to the holders of any other Junior Stock that is not convertible into Shares of Common Stock.

(b) The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on the Shares of Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such Shares of Preferred Stock following that Dividend Record Date or the Company’s default in payment of the dividend due on that Dividend Payment Date. Except as provided in Section 6, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Shares or for dividends on the Shares of Common Stock issued upon conversion.

SECTION 4. Voting; Business Opportunities.

(a) In addition to any other voting rights provided by law or the Certificate of Incorporation, each Holder will be entitled to one vote for each Share of Common Stock such Holder would be entitled to receive if all of such Holder’s Shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect) on the record date set by the Board of Directors for such vote on all matters submitted to the holders of Common Stock for approval (regardless of whether the Preferred Stock is then convertible pursuant to the terms hereof). Except as otherwise provided by Delaware law and in addition to any other voting rights provided by law or the Certificate of Incorporation, the Shares of Preferred Stock and the Shares of Common Stock will vote together as a single class. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company and the Certificate of Incorporation as if they were holders of Common Stock. Holders of Shares of Preferred Stock that would own at least 10% of the outstanding Shares of Common Stock if such Holders’ Shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect), shall have the right to call a special meeting of the stockholders of the Company.

(b) If any Shares of Preferred Stock are outstanding and so long as there are any Significant Holders, in addition to the voting rights provided in Section 4(a), the Company shall not take (or, to the extent applicable, permit any of the Company’s subsidiaries to take) any of the following actions, or enter into any arrangement or contract to take any of the following actions, without the affirmative vote or consent of the Significant Holders holding a Significant Holder Majority (it being understood that no consent shall be required for any of the following actions if, immediately prior taking such action, no Significant Holder or Significant Holder holding a Significant Holder Majority exists):

(i) create, authorize, issue or obligate the Company to issue any class of Shares or other equity security of the Company or options to purchase Shares or other equity security of the Company, other than the issuance of Shares or options to purchase Shares to any officer, director, employee or consultant of the Company or any of its subsidiaries permitted under clause (ii) of this Section 4(b);

(ii) issue Shares or options to purchase Shares to officers, directors, employees or consultants of the Company or any of its subsidiaries to the extent that the aggregate number of Shares and options to purchase Shares issued to such Persons after the Issue Date would represent more than 15% of the Fully Diluted Outstanding Shares of the Company as of the Issue Date;

(iii) repurchase any of the Company’s equity securities;

(iv) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (A) the merger of any subsidiary of the Company with and into Company with the Company as surviving entity, (B) the merger of any wholly owned subsidiary of the Company with any other wholly owned subsidiary of the Company or (C) the liquidation, dissolution or winding up of any wholly owned subsidiary of the Company;

(v) sell, transfer, lease, license or dispose of all or substantially all of the Company’s assets or all or substantially all of the properties acquired pursuant to the Acquisition Agreement (as such term is defined in the Note Purchase Agreement);

(vi) so long as Significant Holders hold Warrants or Shares representing at least 20% of the Fully Diluted Outstanding Shares of the Company, except as otherwise set forth in the Company’s approved annual budget, make any capital expenditure or acquisition of any assets or interest or other investment in any Person (whether by purchase of assets, purchase of stock, merger or otherwise) for a purchase price of $15 million or more in aggregate per year;

(vii) so long as Significant Holders hold Warrants or Shares representing at least 20% of the Fully Diluted Outstanding Shares of the Company, approve the Company’s budget or any overages of either the total capital expenditures or the total general and administrative expenses greater than ten percent (10%) for any 12 month period from the date of the approved budget;

(viii) initiate any public offering of the Company or any subsidiary other than a Qualified Initial Public Offering;

(ix) enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or Covered Person, or permit to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the Company for similar services or any Affiliate or Covered Person provides the Company or any subsidiary of the Company with services related to the gathering and processing of hydrocarbons; provided, the foregoing restriction shall not apply to any transaction between the Company and its subsidiaries or any transaction between different subsidiaries of the Company;

(x) approve any voluntary bankruptcy, appointment of receivers or similar events involving the Company or any of its subsidiaries;

(xi) fill any vacancy of chief executive officer or the chief financial officer of the Company because of death, resignation, removal, disqualification or other cause; or

(xii) amend, alter or change the Certificate of Incorporation or the Bylaws in a manner that adversely affects the economic interests of the Holders or the holders of Warrants (assuming for purposes of this Section 4(b) that all Warrants were exercised as of the date hereof).

(c)	Business Opportunities.

(i) To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Highbridge Principal Strategies, LLC (the “Sponsor”) or any of its Affiliates or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, unless, in the case of a Specified Party who is a director of the Company, such business opportunity is expressly offered to such Specified Party solely in his or her capacity as a director of the Company.

(ii) Neither the amendment nor repeal of this Section 4(c), nor the adoption of any provision of the Certificate of Incorporation or the bylaws of the Company, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(iii) If any provision or provisions of this Section 4(c) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 4(c) (including, without limitation, each portion of any section of this Section 4(c) containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) to the fullest extent possible, the provisions of this Section 4(c) (including, without limitation, each such portion of any paragraph of this Section 4(c) containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

(iv) This Section 4(c) shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company or any Specified Partied under the Certificate of Incorporation, the bylaws of the Company or applicable law. Any Person purchasing or otherwise acquiring any interest in any securities of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 4(c).

(v) Any Specified Party entitled to indemnification or advancement rights under the Certificate of Incorporation, the bylaws of the Company or applicable law (a “Specified Indemnitee”) may have certain rights to indemnification, advancement and/or insurance provided by one or more Persons with whom or which such Specified Indemnitee may be associated (including, without limitation, any of the Sponsor or its Affiliates). The Company hereby acknowledges and agrees that: (A) the Company shall be the indemnitor of first resort with respect to any matter with respect to which any Specified Indemnitee may be entitled to indemnification or advancement rights under the Certificate of Incorporation, the bylaws of the Company or applicable law; (B) the Company shall be primarily liable for all such obligations and any indemnification or advancement rights afforded to any Specified Indemnitee in respect of any such matter, whether created by law, organizational or constituent documents, contract or otherwise; (C) any obligation of any other Persons with whom or which a Specified Indemnitee may be associated (including, without limitation, any of the Sponsor or its Affiliates) to indemnify such Specified Indemnitee and/or advance expenses to such Specified Indemnitee in respect of any matter shall be secondary to the obligations of the Company under this Certificate of Designations, the Certificate of Incorporation, the bylaws of the Company and applicable law; (D) the Company shall be required to indemnify each Specified Indemnitee and advance expenses to each Specified Indemnitee under the Certificate of Incorporation, the bylaws of the Company or applicable law to the fullest extent provided therein without regard to any rights such Specified Indemnitee may have against any other Person with whom or which such Specified Indemnitee may be associated (including, any of the Sponsor or its Affiliates) or insurer of any such Person; and (E) the Company irrevocably waives, relinquishes and releases any other Person with whom or which a Specified Indemnitee may be associated (including, without limitation, any of the Sponsor or its Affiliates) from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of Shares of Preferred Stock shall be entitled to receive, in respect of such Shares of Preferred Stock, (i) in parity with and on a pro rata basis with any payment or distribution made on Parity Stock and (ii) in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on Common Stock, and to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the greater of (i) the Liquidation Preference on each Share of Preferred Stock then held by such Holder and (ii) the amount that such Holder would have been entitled to receive if all of such Holder’s Shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect) immediately prior to such liquidation, winding-up or dissolution of the Company (regardless of whether the Preferred Stock is then convertible pursuant to the terms hereof).

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment to the Holders of the Shares of Preferred Stock of full preferential amounts provided for in this Section 5, the Holders of Shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the Holders of Shares of Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), then the entire remaining assets of the Company (or proceeds as applicable) legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Parity Stock.

SECTION 6. Conversion.

(a) On or following the Issue Date and until the date immediately preceding Mandatory Conversion Date, upon the Company’s receipt of a written election of the Holders of a majority of the Shares of the Preferred Stock then outstanding (or, if so specified in such written election, upon the occurrence of a later event or date), the outstanding Preferred Stock, in whole but not in part, shall, subject to the terms and provisions of this Section 6, convert into that number of whole Shares of Common Stock for each Share of Preferred Stock equal, subject to Section 6(h), to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional Shares as the Company may elect pursuant to Section 8. The Business Day immediately following the date on which Holders of a sufficient percentage of the Shares of the outstanding Preferred Stock have submitted such written election (or, if so specified in the written election of such Holders, upon the occurrence of a later event or date) is the “Conversion Date.”

(b) Upon conversion, each Holder of Shares of Preferred Stock shall surrender to the Company the certificates representing any Shares held in certificated form to be converted during usual business hours at its principal place of business, accompanied by (i)(if so required by the Company) a written instrument or instruments of transfer in form reasonably satisfactory to the Company duly executed by the Holder or its duly authorized legal representative, (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(j), and (iii) any payment required pursuant to Section 3(b).

(c) Immediately prior to the opening of business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect to a conversion, a converting Holder of Shares of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its Shares of Preferred Stock into Common Stock as a result of Section 6(i), on the Conversion Date or the Mandatory Conversion Date, as applicable, all rights with respect to the Shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive number of whole Shares of Common Stock into which such Shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional Shares as the Company may elect pursuant to Section 8); (ii) receive the applicable dividend payments described in the succeeding sentence of this Section 6(c); and (iii) exercise the rights to which they are thereafter entitled as holders of Common Stock. Any dividend payment with respect to Shares of Preferred Stock converted into Common Stock on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable in cash on such Dividend Payment Date to the record holder of such Shares on such Dividend Record Date if such Share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. As promptly as practical after the conversion of any Shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full Shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional Shares in accordance with Section 8.

(d) The Conversion Price shall be subject to the following adjustments (except as provided in Section 6(e)):

(i) If at any time after the Warrant Issue Date the Company pays a dividend (or other distribution) in Shares of Common Stock to all holders of the Common Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of Shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and
OS1	=	the sum of (A) the number of Shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of Shares of Common Stock constituting such dividend.

In the event that a dividend or distribution described in this clause (i) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces its decision not to pay make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(ii) If at any time after the Warrant Issue Date the Company issues to all holders of Shares of the Common Stock rights, options or warrants entitling them, for a period of not more than sixty (60) days from the date of issuance of such rights, options or warrants, to subscribe for or purchase Shares of Common Stock at less than the Closing Sale Price on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X
OS0 + Y

where

OS0	=	the number of Shares of Common Stock outstanding at the close of business on the record date for such issuance;
X	=	the total number of Shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of Shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Closing Sale Price on the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or Shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such Shares of Common Stock, the Company shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii) If at any time after the Warrant Issue Date the Company subdivides, combines or reclassifies the Shares of Common Stock into a greater or lesser number of Shares of Common Stock, then the Conversion Price in effect immediately following the effective date of such Share subdivision, combination or reclassification shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of Shares of Common Stock outstanding immediately prior to the effective date of such Share subdivision, combination or reclassification; and
OS1	=	the number of Shares of Common Stock outstanding immediately after the opening of business on the effective date of such Share subdivision, combination or reclassification.

(iv) If at any time after the Warrant Issue Date the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (A) any cash that is distributed in a Transaction or as part of a spin-off referred to in Section 6(d)(vi) below, (B)any dividend or distribution, in connection with the Company’s liquidation, dissolution, or winding up, (C) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and (D)any dividend or distribution in which the holders of Shares of Preferred Stock participate on an as-converted basis pursuant to Section 3(a), then, in each event, the Conversion Price in effect immediately following the record date for such distribution shall be divided by the following fraction:

SP0
SP0 - C

where

SP0	=	the Closing Sale Price over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and
C	=	the cash amount per Share of Common Stock of the distribution.

In the event that a distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces its decision not to make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.

(v) If at any time after the Warrant Issue Date the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock that involves the payment of consideration with a value per Share of Common Stock exceeding the Closing Sale Price of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the Conversion Price in effect at the close of business on the last Trading Day of such period shall be divided by the following fraction:

AC + (SP0 × OS1)
OS0 × SP0

where

SP0	=	the Closing Sale Price over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;
OS0	=	the number of Shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any Shares validly tendered and not withdrawn (the “Purchased Shares”);
OS1	=	the number of Shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares; and
AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase Shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding paragraph, if the application of this clause (v) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (v).

(vi) If at any time after the Warrant Issue Date the Company distributes to all holders of Shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (i) or (iv) above; any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries referred to in clause (v) above; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0
SP0 - FMV

where

SP0	=	the Closing Sale Price per Share of Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV	=	the fair market value of the portion of the distribution applicable to one Share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

In a spin-off, where the Company makes a distribution to all holders of Shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit the Conversion Price shall be adjusted on the fourteenth (14th) Trading Day after the effective date of the distribution by dividing such Conversion Price in effect immediately prior to such fourteenth (14th) Trading Day by the following fraction:

MP0 + MPS
MP0

where

MP0	=	the Closing Sale Price of the Common Stock over each of the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution; and
MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one Share of Common Stock over each of the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one Share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (vi) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

(vii) Notwithstanding anything herein to the contrary, no adjustment under this Section 6(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) of such Conversion Price; provided that on the date of any conversion of Shares of Preferred Stock hereunder, adjustments to the Conversion Price will be made with respect to any such adjustment or adjustments carried forward that have not been taken into account before such date.

(viii) The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(ix) Notwithstanding any other provisions of this Section 6(d), rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (A) are deemed to be transferred with such Shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(d) (and no adjustment to a Conversion Price under this Section 6(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to such Conversion Price shall be made under Section 6(d)(ii). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to a Conversion Price under this Section 6(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, such Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per Share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, such Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Triggering Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, the Company may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Triggering Event had not occurred under such applicable stockholder rights plan or agreement.

For the avoidance of doubt, any holder of Warrants exercisable for Preferred Stock shall, upon the exercise of such Warrants, be entitled to the benefit of all adjustments to the Conversion Price required by this Section 6 following the Warrant Issue Date whether or not such Warrants have been exercised as of the date of such adjustment.

(e) Notwithstanding anything to the contrary in Section 6(d), no adjustment to the Conversion Price shall be made with respect to any distribution or other transaction if Holders of the Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of Shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such event, without having to convert their Shares of Preferred Stock.

(f) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(g) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder of Shares of Preferred Stock a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(h) In the case of any recapitalization, reclassification or change to the Common Stock (other than changes resulting from a subdivision or combination or reclassification described in Section 6(d)(iii)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, each Holder will receive at its option,

(i) a right to convert each Share of Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (of the Company or another issuer), including cash or any combination thereof, receivable upon such Transaction by a holder of the number of Shares of Common Stock into which such Share of Preferred Stock would have been converted if such Share were converted into Shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction, after giving effect to any previous adjustment (the “Reference Property”); provided that in the event holders of the Common Stock have the opportunity to elect the form of consideration to be received in such Transaction, the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types of consideration received by holders of the Common Stock who affirmatively make such an election; or

(ii) a right to convert each Share of Preferred Stock into stock or other securities of the entity (x) into which the Company is consolidated, merged or combined, (y) acquiring such consolidated assets of the Company and the Company’s subsidiaries or (z) that is the successor to the Company as a result of such share exchange, as applicable, in each case having substantially identical terms as those applicable to the Preferred Stock, including, without limitation, with respect to voting and approval rights, rights on liquidation, winding up or dissolution and rights in the event of any Transaction.

The provisions of this Section 6(h) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are consistent with this Section 6(h).

(i) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued Shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Shares of Preferred Stock pursuant to any applicable provision of this Certificate of Designations, and shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law or regulation and amending the Certificate of Incorporation) to increase the authorized number of Shares of Common Stock if at any time there shall be insufficient unissued Shares of Common Stock to permit such reservation or to permit the conversion of all outstanding Shares of Preferred Stock. Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least a majority of the Shares of Preferred Stock at the time outstanding and entitled to vote thereon, all Shares of Preferred Stock which would otherwise convert into Shares of Common Stock shall remain outstanding until such time as there are sufficient unissued Shares of Common Stock permit the conversion of all outstanding Shares of Preferred Stock.

(j) The issuance or delivery of certificates for Common Stock upon the conversion of Shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of Shares of Preferred Stock, shall each be made without charge to the Holder or recipient of Shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the Shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

SECTION 7. Mandatory Conversion.

(a) On the Mandatory Conversion Date, the outstanding Preferred Stock (unless previously converted on the Conversion Date, if any, pursuant to Section 6(a)), in whole but, subject to Section 6(i), not in part, shall be automatically converted into that number of whole Shares of Common Stock for each Share of Preferred Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional Shares as the Company may elect pursuant to Section 8.

(b) The Company shall give notice by mail or by publication to the Holders of the Shares of Preferred Stock not less than ten (10) Business Days prior to the Mandatory Conversion Date of the mandatory conversion of the Preferred Stock.

(c) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section 7(b) shall state, as appropriate: (i) the Mandatory Conversion Date and (ii) the number of Shares of Common Stock to be issued upon conversion of each Share of Preferred Stock.

SECTION 8. No Fractional Shares.

No fractional Shares of Common Stock or securities representing fractional Shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Preferred Stock. Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional Share (based on the Closing Sale Price of such fractional Share determined as of the second (2nd) Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of Shares of Common Stock to be issued to any particular Holder upon conversion shall be rounded up to the next whole Share.

SECTION 9. Certificated Shares.

(a) Certificated Shares.

(i) Form and Dating. When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its execution.

(ii) Execution. Two Officers shall each sign each Preferred Stock certificate for the Company by manual or facsimile signature. A Preferred Stock certificate shall not be valid until executed by Officers of the Company in the manner provided. The signatures shall be conclusive evidence that the Preferred Stock certificate has been issued under this Certificate of Designation.

(iii) Transfer and Exchange. When Certificated Preferred Stock is presented to the Company with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of Shares of Certificated Preferred Stock, the Company shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1) if such Certificated Preferred Stock is being delivered to the Company by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2) if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (a) a certification to that effect (in substantially the form of Exhibit C hereto) and (b) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 9(a)(iv).

(iv) Legend.

(A) Each certificate evidencing Certificated Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 8, 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(B) Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or an effective registration statement under the Securities Act, the Company shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend.

(v) Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of Shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company.

(vi) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be cancelled. The Company and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(b) Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Company shall execute Certificated Preferred Stock as required pursuant to the provisions of this Section 9.

(ii) All Certificated Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the Certificated Preferred Stock surrendered upon such registration of transfer or exchange.

(iii) No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Company maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Common Stock if the Person receiving Shares in connection with such transfer or exchange is not the holder thereof.

SECTION 10. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired in any manner, including Shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c) The Shares of Preferred Stock shall be issuable only in whole Shares.

(d) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one (1) Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) The Company and the Holders intend to treat the conversion of Preferred Stock into Common Stock as a nontaxable recapitalization under Section 368(a)(1)(E) of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 8th day of April, 2013.

ENERGY & EXPLORATION PARTNERS, INC.

By:	/s/ Hunt Pettit
Hunt Pettit
President

Attest:	/s/ Tom McNutt
Tom McNutt
Executive Vice President, General Counsel and Secretary

Signature Page to Certificate of Designation

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 8, 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Exhibit A-1

Certificate Number	[ ] Shares of
[ ]	Series A Mandatorily Convertible Preferred Stock

Series A Mandatorily Convertible Preferred Stock

of

ENERGY & EXPLORATION PARTNERS, INC.

ENERGY & EXPLORATION PARTNERS, INC., a Delaware corporation (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [            ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series A Mandatorily Convertible Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated April 8, 2013, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, the Company has executed this certificate this         day of                     , 2013.

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

REVERSE OF SECURITY

Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible into the Company’s Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

Exhibit A-3

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred

Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature

Guarantee:                                                           1

[1]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Company, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Company in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-4

EXHIBIT B

OWNERSHIP NOTICE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUIRED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 8, 2013 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of [capital stock] of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of capital stock of the Company have been not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Mandatorily Convertible Preferred Stock (the “Preferred Stock”) of Energy & Exploration Partners, Inc. (the “Company”)

This Certificate relates to         shares of Preferred Stock held by                         (the “Transferor”) in definitive form.

The Transferor has requested the Company by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company; or

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A or in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

Exhibit C-1